Exhibit 5

[Patton Boggs LLP Letterhead]

December 23, 2003

Board of Directors

First Place Financial Corp.

185 East Market Street

Warren, Ohio 44481

Re: Registration	Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to First Place Financial Corp. (“First Place”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on

Form S-4 (the “Registration Statement”) relating to the issuance of shares of First Place’s common stock, $.01 par value per share (the “Shares”), in connection with the proposed merger of Franklin Bancorp, Inc. with and into First Place, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Opinion” in the Proxy Statement/Prospectus constituting a part thereof.

Very Truly Yours,

/s/ Patton Boggs LLP

Patton Boggs LLP